EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Digital Development Group Corp.

We consent to the inclusion in the foregoing Registration Statement on Form S-8 of our report dated July 24, 2012, relating to our audit of the balance sheet of Digitally Distributed Acquisition Corp as of May 31, 2012, and the related statement of operations, stockholders’ deficit and cash flows for the period from January 25, 2012 (Inception) through May 31, 2012. Our report dated July 24, 2012, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We consent to the inclusion in the foregoing Registration Statement on Form S-8 of our report dated July 24, 2012, relating to our audit of the balance sheets of Digitally Distributed, LLC as of December 31, 2011 and 2010, and the related statement of operations, changes in members' equity, and cash flows for the years then ended and the period from December 20, 2009 (Inception) through December 31, 2011. Our report dated July 24, 2012, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Anton & Chia, LLP

Newport Beach, California

January 7, 2013